Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 87 to File No. 2-59353 and File No. 811-02753) of Guggenheim Variable Funds Trust of our report dated February 27, 2014 on the financial statements and financial highlights of Series Z (Alpha Opportunity Series) included in the December 31, 2013 Annual Report to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia
January 27, 2015